Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

March 9, 2023

NRx Pharmaceuticals, Inc.

1201 Orange Street, Suite 600

Wilmington, Delaware

Re:	Public Offering of NRx Pharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as special counsel to NRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the securities purchase agreement (the “Securities Purchase Agreement”), dated March 8, 2023, by and between the Company and certain investors signatory thereto (the “Purchasers”), pursuant to which the Company is issuing 3,766,666 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) and warrants (the “Warrants”) to purchase up to 3,766,666 shares of Common Stock (the “Warrant Shares”, and together with the Common Stock and Common Warrants, the “Securities”)

The Securities are being offered and sold pursuant to the Registration Statement on Form S-3, File No. 333-265492, filed by the Company, on June 9, 2022 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Amendment No. 1 filed with the SEC on June 14, 2022 (as amended, the “Registration Statement”), which Registration Statement was declared effective by the SEC on June 21, 2022.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Securities, including the proceedings of the Board of Directors of the Company, (iii) the Registration Statement, including the exhibits thereto, (iv) the Securities Purchase Agreement and (v) the form of Warrants.

Austin Bay Area Beijing Boston Brussels Chicago Dallas Hong Kong Houston London Los Angeles Munich Paris Salt Lake City Shanghai Washington, D.C.

NRx Pharmaceuticals

March 9, 2023

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.            The issuance and sale of the Shares covered by the Registration Statement pursuant to the Purchase Agreement have been duly authorized by the Company, and such Shares will be validly issued, fully paid and non-assessable upon payment of the agreed consideration therefor in an amount not less than the aggregate par value thereof, in accordance with the Securities Purchase Agreement.

2.            The issuance and sale of the Warrants covered by the Registration Statement pursuant to the Purchase Agreement have been duly authorized by the Company, and such Warrants will be valid and binding obligations of the Company when such Warrants shall have been duly executed, countersigned and registered and duly delivered to the Purchasers against payment of the agreed consideration therefor, in accordance with the Purchase Agreement.

3.            The issuance of the Warrant Shares covered by the Registration Statement pursuant to the Warrants have been duly authorized by the Company, and such Warrant Shares will be validly issued, fully paid and non-assessable against payment of the exercise price therefor, in each case in accordance with the terms of the Warrants.

In rendering the opinions set forth in paragraph 3 of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Warrant Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the certificate of incorporation and bylaws of the Company, each as currently in effect, will not have been modified or amended and will be in full force and effect; and (iii) there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Company’s certificate of incorporation as then in effect.

NRx Pharmaceuticals

March 9, 2023

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of New York and the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the laws of the State of New York or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to its incorporation into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP